Exhibit 99.1

UFP TECHNOLOGIES, INC. 172 East Main Street Georgetown, MA 01833 — USA	Tel. 978-352-2200 www.ufpt.com Contact: Ron Lataille

FOR IMMEDIATE RELEASE
March 26, 2007

UFP Technologies Elects David Stevenson to its Board

Georgetown, Mass., March 26, 2007.  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and component products, today announced that its Board of Directors has elected David K. Stevenson as a member of the Board effective March 22, 2007.

Mr. Stevenson, a Certified Public Accountant, was a Partner with Arthur Andersen, LLP serving in various leadership roles in their Boston office and firm-wide tax practice.  He has served or continues to serve as a director on numerous boards, including Chirex, Inc., Beth Israel Deaconess Hospital - Needham, Information Mapping, Inc., Elderhostel, Inc. and various US insurance subsidiaries of the publicly traded company Sun Life Financial, Inc.

“We are very pleased to have David Stevenson join our Board of Directors,” said R. Jeffrey Bailly, Chairman and Chief Executive Officer.  “His vast business experience and financial expertise, coupled with his wide-ranging board experience, will be of significant value to us as we strive to take UFP Technologies to the next level and navigate through today’s environment of increased corporate governance and regulations.”

“David is, and has been, a highly respected and valued member of many boards, both public and private,” Bailly continued, “and I am confident he will be a great contributor to our board as well.”

UFP Technologies is a leading designer and manufacturer of interior protective packaging solutions using molded fiber, vacuum-formed plastics, and molded and fabricated foam plastics.  The Company also designs and manufactures engineered component solutions using laminating, molding, and fabricating technologies.  The Company primarily serves the automotive, computers and electronics, medical, aerospace and defense, consumer, and industrial markets.

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